EX.99.(m)(i)(B)
Schedule A

FIRST INVESTORS INCOME FUNDS
Fund For Income Government Fund Investment Grade Fund International Opportunities Bond Fund Strategic Income Fund Floating Rate Fund Limited Duration High Quality Bond Fund Balanced Income Fund

Schedule updated as of October 1, 2015